Exhibit 28(p)(2)

THEMES MANAGEMENT COMPANY, LLC

CODE OF ETHICS AND CONDUCT

Background

Federal and state securities laws and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) require investment advisers to adopt a code of ethics to set forth standards of conduct for compliance with federal securities laws and to address personal securities trading. The following Code of Ethics (the “Code of Ethics”) of Themes Management Company LLC (the “Adviser” or the “Company”) governs employee conduct with respect to ethics, personal securities transactions, conflicts of interest, gifts and entertainment, political contributions, and outside business activities.

This Code of Ethics and Conduct (the “Code”) has been adopted by Themes in an effort to meet the Firm’s fiduciary duties to its Clients (as described below) to ensure that the personal securities transactions of the Firm and its employees do not interfere with, or take unfair advantage of, their relationship with clients and pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 as amended (“IC Act”). As a fiduciary, the Firm owes its clients a duty of honesty, good faith, and fair dealing when discharging its investment management responsibilities. This Code is subject to change from time to time by the Firm.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the IC Act and Rule 204A-1 of the Advisers Act, the firm has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

Definitions

“1940 Act” means the Investment Company Act of 1940, as amended.

“Access Person” means any of Adviser’s Covered Persons who have access to non-public information regarding any client’s purchase or sale of a Covered Security (as defined below), or non- public information regarding the portfolio holdings of any client, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non- public.

“Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that a Covered Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, a Covered Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Account” means any account (1) in which a Covered Person has any Beneficial Ownership or (2) with respect to which a Covered Person exercises investment discretion or provides investment advice.

“Covered Associate” means: (i) any Covered Person; and (ii) any political action committee or similar organization controlled by the Adviser or by any Covered Person.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act other than Non-Reportable Securities.

“Covered Persons” means all employees, officers and members (or other persons with similar status or performing similar functions) of the Adviser.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

“Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds or ETFs registered under the 1940 Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

“Personal Securities Transactions” shall mean any purchase or sale of a Covered Security by a Covered Person in a Covered Account.

“Reportable Funds” means any ETFS for which the Adviser or its affiliates serves as an investment adviser or sub-adviser.

“Restricted List” means a list containing those securities that Adviser or its Covered Persons may not trade due to a restriction under the securities laws whereby Adviser or its Covered Persons may be deemed to possess material non-public information about the issuer of such securities or for any other reason as determined by the Chief Compliance Officer of the Adviser (the “CCO”).

“Securities Act” means the Securities Act of 1933, as amended.

PERSONAL SECURITIES TRANSACTIONS

I.	General Principles

The Adviser has adopted the following principles governing personal investment activities by Covered Persons:

●	The interests of client accounts will at all times be placed before the interests of the Adviser and its affiliates.

●	Appropriate investment opportunities must be offered to clients first before the Adviser or any employee may act on them.

●	All securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Each Covered Person must: (i) comply with all applicable securities laws and (ii) report any violations concerning securities transactions promptly to the CCO.

As an adviser to a registered investment company and in compliance with Rule 17j-1(c)(2)(ii) of the IC Act, the funds, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics. Therefore, no less frequently than annually, every fund and its investment adviser and principal underwriter must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

●	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

●	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Employees from violating the code.

II.	Standard of Conduct

No Covered Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of Adviser or its clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with Adviser, or any of its affiliates or clients, in order to derive a personal profit for himself or herself or for any Covered Account, in violation of the fiduciary duty owed to Adviser and its clients.

III.	Restrictions and Limitations on Personal Securities Transactions

1.	Prohibition on Participation in IPOs

No Access Person may execute a Personal Securities Transaction with respect to any security in an Initial Public Offering or Limited Offering without obtaining pre-approval in writing from the CCO or designee.

2.	Special Permission Required for Private Placements.

No Access Person may execute a Personal Securities Transaction with respect to private placements of any kind (including limited partnership investments and venture capital investments) without advance written approval of the CCO or designee. In the case of approval being granted, the private placement must be disclosed on the subsequent quarterly transaction report. Capital calls on commitments previously approved by the CCO do not require pre-approval. Transactions by the CCO must be approved by another member of the ACA Global compliance team.

3.	Trading in Security on the Same Day there is a pending “Buy” or “Sell” Order

No Access Person may execute a Personal Securities Transaction on a day during which any client of the Company has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Any Personal Securities Transactions by an Access Person in violation of this same day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

4.	Front-Running and Scalping

Trading while in possession of information concerning the Company’s trades is called front- running or scalping and is prohibited (and may also violate federal law). The terms “front- running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade, for example, buying a security just before the Company buys that security, or selling just before the Company sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Company or a client, for example, buying a security just after the Company stops selling such security, or selling just after the Company stops buying such security.

No Access Person may engage in either front-running or scalping.

5.	Restricted List

The Company may from time to time establish a Restricted List that includes all securities where the Company or any Access Person has, or is in a position to receive, material non- public information affecting such security. No Access Person may execute a Personal Securities Transaction with respect to any names on the Restricted List without the prior written consent of the CCO or designee. Transactions by the CCO must be approved by another member of the ACA Global compliance team.

6.	Restrictions on Disclosures

Covered Persons may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by the Company). Covered Persons may not communicate material, non-public information to anyone, including persons within the Company, except as permitted by the Code of Ethics or the Company’s Compliance Manual. All such information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

IV.	Pre-Clearance Requirements

Access Persons may not directly or indirectly acquire Beneficial Ownership in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from Adviser’s CCO or designee. In order to obtain pre-clearance, the Access Person must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) included through the electronic compliance system. The CCO or designee must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for the Fund, and whether any conflict of interest exists between the Adviser and the Fund. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

Personal Securities Transactions in an IPO or Limited Offering by the CCO must be approved by a Director of ACA Global or a designated ACA compliance team member.

Exempted Transactions

For the avoidance of doubt, pre-clearance by employees is not required for the following transactions:

●	Transactions made in an account where the employee pursuant to a valid legal instrument has given full investment discretion to an unaffiliated/unrelated third party;

●	Purchases or sales of Non-Reportable Securities;

●	Automatic investments in programs where the investment decisions are non-discretionary;

●	Dividend reinvestment plans;

●	Purchases or sales of variable and fixed insurance products and IRC Section 529 plans;

●	Exercised rights, warrants or tender offers;

●	General obligation municipal bonds;

●	Securities received via a gift or inheritance.

V.	Factors Considered in Clearance of Personal Securities Transactions

The CCO, in keeping with the general principles and objectives of the Code, may refuse to grant clearance of a Personal Securities Transaction without being required to specify any reason for the refusal. Generally, the CCO will consider the following factors in determining whether or not to clear a proposed transaction:

●	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the equity security.

●	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

●	Whether the transaction is being considered for purchase or sale by a client.

●	Whether the transaction is voluntary.

VI.	Reporting Requirements

1.	Initial Holdings Report. Within 10 calendar days of becoming an Access Person, an Access Person must file an Initial Holdings Report. The Initial Holdings Report must contain a listing of all Covered Securities and Reportable Funds in which the Access Person has Beneficial Ownership. The Initial Holdings Report must be an accurate recording of security accounts and security holdings within the last 45 calendar days after becoming an Access Person.

2.	Quarterly Transactions Report. Access Persons must file quarterly reports of all Personal Securities Transactions within 30 days after the end of each calendar quarter. Reports are due no later than the 30th day of January, April, July, and October.

3.	Annual Reports. On an annual basis and within 30 calendar days after the end of the year, Access Persons are required to file an Annual Holdings Report. The Annual Holdings Report must contain a current listing of Covered Securities and Reportable Funds in which an Access Person has Beneficial Ownership. The securities information included in the Annual Report must be current within 45 calendar days of the date the report is submitted. Additionally, as part of this annual reporting requirement, Covered Persons must also certify that they have read, understood, and complied with the Code of Ethics.

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any potential conflict of interests regarding Covered Persons holdings or personal trading must be disclosed to the CCO.

All reports must be submitted to the CCO along with duplicate copies of transaction confirmations and account statements.

These reporting requirements do not apply to transactions in any account over which an Access Person has no direct or indirect influence or control. The determination of whether an Access Person has direct or indirect influence or control over an account will be made by the CCO (or for accounts involving the CCO, by another member of the ACA Global compliance team. based on the facts and circumstances present in each situation and as supported by attestations from the Access Person.

CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES

It is a violation of the duty of loyalty to the Company, without the prior written consent of the CCO, for a Covered Person to:

●	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an employee;

●	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account;

●	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other passive financial interest in any business which is publicly owned.

GIFTS, ENTERTAINMENT AND MEALS

Background

Themes employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Themes considered the risk that employees would be improperly influenced by excessive gifts or entertainment. Themes also considered the risk that employees would try to use gifts or entertainment to exert improper influence on another individual or entity. Themes established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Themes holds its employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti- corruption statutes in the U.S. are broadly written, so employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value. All gifts and entertainment, given or received, must be reported by all employees on a quarterly basis. Specific Policies and Procedures.

Employees’ Receipt of Entertainment – employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the employee’s portion of the entertainment is greater than $500, the employee must pre-clear the gift or entertainment with their respective supervisor and the CCO or designee.

Employees’ Receipt of Gifts – Employees must report their acceptance of all gifts received in the course of their employment on a quarterly basis. Pre-approval must be obtained from their respective supervisor and the CCO or designee for gifts estimated to be over $500 in value.

Themes expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Themes they should be treated as a gift to the employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Themes offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

Themes Gift and Entertainment Giving Policy – Themes and its employees are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $500 to any client, prospect, or entity that Themes does, or is seeking to do, business with. Employees should seek approval by completing a Gifts and Entertainment Request within the compliance reporting system.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by Themes to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Themes fiscal year. Consequently, employees must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre- clearance must be obtained from the CCO by completing a Gifts and Entertainment Request within the compliance reporting system.

Employees/Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Themes is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Employees must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the CCO by completing a Gifts and Entertainment Request within the compliance reporting system.

Gifts and Entertainment Given to State and Local Pension Officials – Themes must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

NOTE: Employees may be subject to multiple Gifts & Entertainment limits and reporting requirements (i.e., certain FINRA limits). The more restrictive policy will always apply. Questions regarding this policy should be directed to the CCO or designee. Internal Controls

Gifts and Entertainment Tracking – The CCO will use the attached Gifts and Entertainment Log or use the Employee Compliance solution within the compliance reporting system, to track Employees/Supervised Persons’ provision and receipt of gifts and entertainment. The CEO or designee will be responsible for reviewing any gifts and entertainment reported by the CCO.

POLITICAL CONTRIBUTIONS

Standard of Conduct

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

●	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

●	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

●	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

Employees of the Adviser are not permitted to make any political contributions either in an individual capacity, or in their capacity as employees of the Adviser, or through any political action committee or similar organization that may be controlled by the Adviser or by any Covered Person, except as otherwise provided for in this section of the Code of Ethics.

The Adviser does not intend to make political contributions.

The Adviser’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the Managing Members and the CCO. Accordingly:

Corporate credit cards issued to Covered Persons cannot be used to make contributions.

Covered Associates are not permitted to use the Adviser’s name in connection with any political campaign other than to state that they are affiliated with or employed by the Adviser.

Pre-clearance is not required prior to making political contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as President of the United States or members of the United States Senate or House of Representatives. Any such political contributions must be reported to the Company on a quarterly basis after the fact.

Certain contributions, even within a Covered Person’s voting jurisdiction, may restrict or prohibit the Adviser from transacting business with a related public entity. To assure that individual political contributions do not give rise to conflicts of interest that may implicate the Adviser, Covered Associates should avoid the appearance of impropriety in making political contributions. For example, a Covered Associate should carefully consider whether to contribute to political candidates’ campaigns or causes who or which, if successful, could have a financial impact on the business of the Adviser. If a planned contribution could in any way be looked upon as involving the Adviser’s clients, property or services, or which could create the appearance of impropriety, a Covered Person should discuss this contribution in advance with the CCO.

Because the SEC has a two-year “look back” provision, a political contribution made by an employee prior to his or her association with the firm could be a disqualifying factor that will impact the ability of the firm to provide advisory services for a fee to a government entity. Therefore, the due diligence regarding a new hire, lift-out, or merger must include the disclosure of all political contributions made by the new hire for the last two years. Any offer letter must include the firm’s prohibitions against political contributions.

SPONSORSHIPS

The Company does not permit participation by the Company or any Covered Person in the sponsorships of outside activities hosted by clients, service providers, client custodians, or other organizations. This includes, for example, golf events, local contests for charities, and comparable events.

OUTSIDE BUSINESS ACTIVITIES

VII.	Standards of Conduct

A conflict of interest may arise if a Covered Person engages in an outside activity or investment that may be inconsistent with the Adviser’s business interests. All Covered Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Adviser or its clients. A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its clients. A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its clients and the customer involved. Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

VIII.	Procedures

Covered Persons must obtain prior approval from the CCO of any outside activity which involves:

●	a time commitment which would prevent such Covered Person from performing his or her duties for the Company,

●	active participation in any business in the financial services industry or otherwise in competition with the Company

●	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

●	serving as an employee, officer or director of any private business, charitable organization or non-profit organization.

Covered Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by the Company concerning the company in question.

The CCO may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received.

VIOLATIONS

Each Covered Person is required to notify the CCO promptly if he or she knows of any violation of this Code. Failure to do so is a violation of this Code.

SANCTIONS

Covered persons who violate this Code will be subject to such sanctions as deemed necessary and appropriate under the circumstances and in the best interest of clients. The range of sanctions include but are not limited to a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, fines, suspension of employment without pay, termination of employment, and /or referral to regulatory or law enforcement authorities.